EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-194427) of Victory Energy Corporation of our report dated April 14, 2014, on the consolidated financial statements of Victory Energy Corporation, which reports appear in this annual report on Form 10-K for the year ended December 31, 2013.

Weaver & Tidwell, L.L.P.
Fort Worth, Texas
April 14, 2014